UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Merge Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

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Merge Technologies Incorporated
6737 West Washington Street
Milwaukee, Wisconsin  53214-5650
(414) 977-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Merge Technologies Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting” or the “Meeting”) of Merge Technologies Incorporated, a Wisconsin corporation doing business as Merge Healthcare (the “Company”), will be convened at the Country Inn & Suites, 1250 South Moorland Road, Brookfield, Wisconsin on December 18, 2006, at 10:00 a.m. Central Time (the “Meeting Date”).  All shareholders of the Company (the “Shareholders”) are entitled to attend the Meeting.  The Annual Meeting will be held for the purpose of considering and voting upon proposals to:

1.                                       Elect eleven (11) individuals to serve as Directors until the next Annual Meeting of Shareholders or otherwise as provided in the Amended and Restated Bylaws of the Company; and

2.                                       Transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Only Shareholders of record at the close of business on November 10, 2006, are entitled to receive notice of and to vote at the Annual Meeting, or any adjournment thereof (the “Eligible Holders”).  Unless otherwise defined, capitalized terms in this Notice shall have the meaning ascribed to them in the Proxy Statement accompanying this Notice.

A Proxy Statement and proxy are enclosed.  Whether or not you expect to attend the Annual Meeting, it is important that you promptly fill in, sign, date and mail the proxy in the enclosed envelope so that you may vote your shares.

By order of the Board of Directors:

Kenneth D. Rardin
President and Chief Executive Officer

Milwaukee, Wisconsin
November 30, 2006

The Company’s 2005 Annual Report on Form 10-K is enclosed with this Notice and Proxy Statement.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS OF
MERGE TECHNOLOGIES INCORPORATED
DECEMBER 18, 2006

This Proxy Statement is furnished to the holders of shares (the “Shareholders”) of Common Stock, par value $0.01 per share (the “Common Shares”), of MERGE TECHNOLOGIES INCORPORATED, a Wisconsin corporation doing business as Merge Healthcare (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Directors” or the “Board”) for use at the Annual Meeting of Shareholders to be held on December 18, 2006 (the “Annual Meeting” or the “Meeting”), or any adjournment thereof.  The Annual Meeting will be convened at approximately 10:00 a.m. Central Time.  Any adjournment or postponement thereof will be announced at the Annual Meeting.  This Proxy Statement, the enclosed Notice and proxy were first sent or given to Shareholders on or about November 30, 2006.

The Company will make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by those persons.  The Company may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to these beneficial owners.  The Company will bear the cost of soliciting proxies, although the Company currently does not intend to solicit proxies.  In addition to the use of the mail, proxies may be solicited by Directors, officers and employees of the Company, who will not be specifically compensated for these services, by means of personal calls upon, or telephonic, telegraphic or telefacsimile communications with, Shareholders or their representatives.

Only Common Shares represented by properly executed proxies in the accompanying form received by the Board prior to the Annual Meeting will be voted at the Annual Meeting.  If a Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares represented by that proxy will be voted as specified.  If a Shareholder does not specify a choice, in an otherwise properly executed proxy, with respect to any proposal referred to therein, the Common Shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of the Board described herein.  A Shareholder who signs and returns a proxy in the accompanying form may revoke it by:  (i) giving written notice of revocation to the Company before the proxy is voted at the Annual Meeting; (ii) executing and delivering a later-dated proxy before the proxy is voted at the Annual Meeting; or (iii) attending the Annual Meeting and voting the Common Shares in person.

The close of business on November 10, 2006, has been fixed as the date for determining Shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).  On the Record Date, the Company had 33,846,719 Common Shares outstanding which have voting rights, including:  (i) 29,278,564 Common Shares, and (ii) one Preferred Series 3 Special Voting Share, which entitles the holder of record of such share to voting rights equal to 4,568,155 Common Shares.  The Preferred Series 3 Special Voting Share was issued by the Company in connection with the Company’s business combination with Cedara Software Corp. (“Cedara”) to provide voting rights to holders of Merge Cedara ExchangeCo Limited Exchangeable Shares, which shares are convertible into Common Shares.  The Preferred Series 3 Special Voting Share will be treated as Common Shares having 4,568,155 votes at the Annual Meeting.  The Company’s current Directors and named executive officers of the Company own 407,504 Common Shares, or approximately one percent (1.2%) of the Company’s total outstanding Common Shares and intend to vote in favor of the proposals.  Only Shareholders of record as of the Record Date (the “Eligible Holders”) will be entitled to vote at the Annual Meeting.  A complete list of Eligible Holders will be available for inspection at the Company’s offices beginning two (2) business days after the date of this Notice.  Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of election appointed for the Annual Meeting who will determine whether or not a quorum is present.

A quorum of Shareholders is necessary to hold a valid meeting.  The presence in person or representation by proxy at any meeting of the Company’s Shareholders of a majority of the outstanding shares of the Company’s Common Shares entitled to vote at the meeting constitutes a quorum.  If a quorum is not present, the Annual Meeting may be postponed or adjourned, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.  At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Under Wisconsin law, broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting, but are not counted for purposes of determining whether a proposal has been approved.  A broker non-vote occurs on an item when a broker does not have discretionary voting authority to vote on a proposal and has not received instructions from the beneficial owner of the shares as to how to vote on the proposal.

The eleven (11) nominees receiving the highest vote totals of the Common Shares, including the Common Shares represented by the Preferred Series 3 Special Voting Share, by Eligible Holders in person or represented by proxy at the Annual Meeting will be elected as Directors of the Company.  The affirmative vote of a majority of the Common Shares, including the Common Shares represented by the Preferred Series 3 Special Voting Share, by Eligible Holders present in person or represented by proxy at the Annual Meeting is required for approval of any other matter, which is properly brought before the meeting.  With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

The mailing address of the principal executive offices of the Company is 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650.  The Company’s Shareholder email address is shareholderinfo@merge.com and the Company’s web site is located at www.merge.com.  The Common Shares are included for quotation on the Nasdaq National Market under the symbol “MRGE.”

THE DATE OF THIS PROXY STATEMENT IS NOVEMBER 30, 2006.

AVAILABLE INFORMATION

The Company files reports, proxy materials and other information with the Securities and Exchange Commission (the “Commission”).  These reports, proxy materials and other information concerning the Company can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D. C.  20549.  Copies can be obtained by mail from the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D. C.  The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  The Common Shares are included for quotation on the Nasdaq National Market and copies of reports and other material concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1801 K Street, N. W., 8th Floor, Washington, D.C.  20006.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement.  Unless the context otherwise requires, all references in this Proxy Statement to the “Company” refer to Merge Technologies Incorporated doing business as Merge Healthcare and its subsidiaries.

MATTERS TO BE CONSIDERED BY SHAREHOLDERS AT THE ANNUAL MEETING

The Annual Meeting of Shareholders of the Company will be held for the purpose of considering and voting upon proposals to:

1.                                       Elect eleven (11) individuals to serve as Directors until the next Annual Meeting of Shareholders or otherwise as provided in the Amended and Restated Bylaws of the Company; and

2.                                       Transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Only Shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting, or any adjournment thereof.

PROPOSAL REGARDING ELECTION OF DIRECTORS

Eleven (11) individuals will be elected at the Annual Meeting to serve as Directors until the next Annual Meeting of the Shareholders or otherwise as provided in the Amended and Restated Bylaws adopted on September 6, 2006 (the “Bylaws”).  Unless instructions to the contrary are given, the persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies received by the Company.  If any nominee should become unavailable for any reason, the votes will be cast for a substitute nominee designated by the Board.  The Directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following table sets forth the names of our current Directors, each of whom is a candidate for re-election, and their respective ages and positions with us, followed by a brief biography of each individual, including their business experience during the past five years.

Robert A. Barish, M. D.	53	Director
Dennis Brown	59	Director
Michael D. Dunham	61	Chairman of Board
Robert T. Geras	69	Director
Anna Marie Hajek	58	Director
R. Ian Lennox	53	Director
Kevin E. Moley	46	Director
Kevin G. Quinn	52	Director
Ramamritham Ramkumar	55	Director
Kenneth D. Rardin	56	Director, President & Chief Executive Officer
Richard A. Reck	56	Director

Robert A. Barish, M. D. is Vice Dean for Clinical Affairs and Professor of Surgery and Medicine at the University of Maryland School of Medicine.  From 1996 to 1998, he served as the chief executive officer of University Care, for University of Maryland Medical.  He is a Trustee of the Endowment Fund of the University of Maryland.  Dr. Barish holds a B.A. from the University of New Hampshire, an M.D. from the New York Medical College and an M.B.A. from Loyola College.  Dr. Barish has served on our Board of Directors since our initial public offering in February 1998.

Dennis Brown served as vice president of finance, chief financial officer and treasurer of Apogent Technologies Inc. (“Apogent”), a New York Stock Exchange company from January 2003 to December 2004.  Fisher Scientific International Inc. acquired Apogent in August 2004, and after completion of a transition period, Mr. Brown retired from Apogent in December 2004.  From December 2000 through January 2003, Mr. Brown served as a financial consultant to Apogent.  Mr. Brown also served as vice president, chief financial officer and treasurer of Apogent’s predecessor, Sybron International Corporation (“Sybron”), a publicly traded company formerly headquartered in Milwaukee, Wisconsin, from January 1993 through December 2000, at which time Sybron’s life sciences group was relocated to Portsmouth, New Hampshire, and Sybron was renamed Apogent.  Mr. Brown is a Fellow of the Chartered Institute of Management Accountants (England).  Mr. Brown has served on our Board of Directors since May 2003 and previously served on our Board of Directors from the date of our initial public offering in February 1998 until May 2000.

Michael D. Dunham Chairman of the Board, has served on our Board of Directors since our initial public offering in February 1998 and has been Chairman of the Board of Directors since May 2006 (including designation as our principal executive officer from July 2006 until early September 2006).  Mr. Dunham is the owner and, since 2002, has served as president of Dunham Global Associates, Ltd., which owns private companies in the software technology industry.  Mr. Dunham previously served as senior vice president of industrial and financial systems, IFS NA, a publicly traded Sweden-based corporation that markets and supports manufacturing software systems, from 1999 to May 2006.  Mr. Dunham co-founded and served as chief executive officer of publicly traded Effective Management Systems, Inc. between 1978 and 1999.  Mr. Dunham is a director of Heartland Group, Inc., a mutual funds holding company.  Mr. Dunham also served as a director of the Milwaukee Metropolitan Association of Commerce from 1991 to 2004.  Mr. Dunham holds a B.S. in Electrical Engineering from the University of Denver and a M.M.S. from the Stevens Institute of Technology.

Robert T. Geras has been a Shareholder since May 1989 and our Director since prior to our initial public offering in 1998.  Since January 2004, Mr. Geras has been a director of Capital Growth Systems, Inc., a public reporting holding company for Nexvu Technologies LLC, an application performance management software company.  Mr. Geras has been a private venture investor for more than 25 years and has participated as a director of, investor in, and/or advisor to numerous small businesses in fields ranging from medical equipment, computer software, banking, telecommunications, industrial distribution and the internet.  He has also assisted in corporate planning, capital formation and management for his various investments.  Mr. Geras holds a B.S.B.A. from Northwestern University.

Anna Marie Hajek has been president and chief executive officer of Clarity Group, Inc., a healthcare risk and quality management company specializing in patient safety solutions and professional liability insurance operations since she co-founded the firm in 2000.  From 1995 to 2000, Ms. Hajek served as executive vice president and president of the Healthcare Risk Services Group operating division of MMI Companies, Inc. (“MMI”), a New York Stock Exchange company specializing in risk management and liability insurance to the healthcare industry.  From 1985 to 1994, she served in various other capacities at MMI.  Prior to that time, Ms. Hajek worked in hospital and academic medical center settings in her capacity as a medical technologist and educator.  Ms. Hajek received her B. A. with honors from the College of St. Teresa, Winona, Minnesota, and her Masters Degree in Health Professions Education from the University of Illinois at Chicago.  She holds an active Medical Technologist Certification from the American Society of Clinical Pathologists.  Ms. Hajek joined our Board of Directors in May 2001.

R. Ian Lennox is an investor in the life sciences industry.  He is a director of several life sciences companies in North America.  From 2000 to 2004, Mr. Lennox held leadership positions at MDS Inc. (“MDS”), first as president and chief executive officer, drug discovery and development, and later as president and chief executive officer, pharmaceutical and biotechnology markets.  Prior to joining MDS, he was president and chief executive officer of Phoenix International Life Sciences, a NASDAQ-listed company, and chairman and chief executive officer of Drug Royalty Corporation, a Toronto Stock Exchange listed company.  From 1978 to 1997, Mr. Lennox held progressively senior managerial positions at Monsanto Company in the U. S., Europe and Latin America, including six years as president and chief executive officer, Monsanto (Canada), based in Toronto.  Mr. Lennox has also served as director of a number of life sciences companies and charitable foundations in North America.  Mr. Lennox holds an Honours B. S. degree in physiology and pharmacology and an M.B.A. from the University of Western Ontario.  He has also completed the executive management program in finance at the Columbia School of Business.  Mr. Lennox joined our Board of Directors in August 2005.

Kevin E. Moley most recently served as U. S. Ambassador representing the United States of America to the United Nations and other international organizations in Geneva from

September 2001 to April 2006. Prior to this position, Ambassador Moley was a private investor and served on the board of several public and private companies.  Additionally, he served as President and Chief Executive Officer of Integrated Medical Systems Inc., then one of the largest physician networking services, from 1996 to 1998 and was a Senior Vice President of PCS Health Systems, Inc. from 1993 to 1996. From 1992 to 1993 Ambassador Moley served as Deputy Secretary of the U.S. Department of Health and Human Services (HHS).  He began his government career at HHS in 1984.  Ambassador Moley previously served on the Company’s Board of Directors from 1998 to 2001, and currently serves on the board of directors of Cephalon, a NASDAQ-listed international biopharmaceutical company.  Ambassador Moley was appointed to the Board of Directors in September 2006.

Kevin G. Quinn has been, since 1999, President of Wye River Group, Inc., a private investment and advisory company specializing in corporate and public finance. Mr. Quinn was Managing Director and head of investment banking at H.C. Wainwright & Co., which served as one of the underwriters of the Company’s initial public offering, from 1994 to 1999.  Mr. Quinn’s previous positions include Alex. Brown & Sons, where Mr. Quinn served as a Managing Director and Manager of Public Finance from 1982 to 1994.  He currently serves on the boards of directors of several public and private companies, including CareFirst BlueCross BlueShield, the largest health care insurer in the mid-Atlantic region, as well as Securities Finance Trust Company, Old Mutual Asset Management Trust Company, and Maryland Therapeutic Riding, Inc.  Mr. Quinn was appointed to the Board of Directors in September 2006. Mr. Quinn earned J.D. and M.B.A. degrees from the University of Maryland and a B.A. from Loyola College.

Ramamritham Ramkumar was formerly a director of Cedara prior to our business combination with Cedara and has served on our Board of Directors since August 2005.  Mr. Ramkumar has been a principal shareholder and chairman of the board of Process Research ORTECH, Inc., a metallurgical research and development organization, since 1988, and has held various positions at Reff Incorporated, now a division of Knoll Incorporated until 1986.  From 1988 to 2004, Mr. Ramkumar was president and chief executive officer at Inscape Corporation, formerly Office Specialty, and has held various positions at Clarkson Gordon, now Ernst and Young.  Mr. Ramkumar has a Bachelor of Technology from Metallurgical Engineering and an M.B.A. from the University of Toronto.  Mr. Ramkumar is a charter member of the Toronto chapter of TiE and serves on the board of directors of Toronto Rehabilitation Hospital.

Kenneth D. Rardin was appointed as a Director and President and Chief Executive Officer on September 6, 2006. Mr. Rardin has over 25 years of senior executive management experience in the healthcare information technology, computer software, and computer services industry.  From October 2004 to January 2006, Mr. Rardin served as Chairman and Chief Executive Officer of Park City Solutions, a leading eHealth company that specialized in electronic health records, systems integration and consulting. Prior to joining Park City Solutions, Rardin was the Managing Partner of Rardin Capital Management, a technology and financial consulting company. From October 1992 to October 1998, Mr. Rardin served as Chairman of the Board and Chief Executive Officer of IMNET Systems, Inc., an electronic healthcare information management system company.

Richard A. Reck, is the president of Business Strategy Advisors LLC, a strategy consulting firm, and has served in such capacity since August 2002. Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained in their employ until his retirement as a partner in July 2002. He currently serves on the boards of Interactive Intelligence, Inc., a publicly held software company, and Advanced Life Sciences Holdings Inc., a publicly held biopharmaceutical company, as well as the boards of several private and not-for-profit entities. Mr. Reck is a certified public accountant and holds a B.A. in Mathematics from DePauw University and an M.B.A. in Accounting from the University of Michigan.  Mr. Reck has been a Director of the Company since April 2003.

Board Committees; Independence of Directors

The Board is required to meet at least once per year, either in person or by telephonic conference.  The Board met eight (8) times during the calendar year 2005.  All of the Directors attended at least seventy five percent (75%) of the number of meetings of the Board of Directors, and the number of meetings of all committees on which they served.

In 2005, the Board of Directors had four (4) permanent standing committees:  an Audit Committee; a Compensation Committee; an Executive Advisory Committee; and a Nominating Committee.  Currently, the Board of Directors has three (3)  permanent standing committees:  an Audit Committee; a Compensation Committee; and a Nominating Committee.

The Audit Committee recommends engagement of the Company’s independent accountants, approves services performed by these accountants, and reviews and evaluates the Company’s accounting system and its system of internal accounting controls.  The Audit Committee, which met nine (9) times in 2005, is currently comprised of Dennis Brown, as chair, Robert T. Geras and Ramamrathim Ramkumar.  Mr. Brown is the designated financial expert.  All of the members of the Audit Committee are “independent,” as defined in Rule 4200 of the Nasdaq Stock Market (“Rule 4200”).

The Compensation Committee reviews the compensation of the executive officers of the Company providing its recommendations to the Board of Directors with respect to the same.  This committee also reviews and administers the granting of stock options under the Company’s Option Plan.  The Compensation Committee met ten (10) times in 2005 and is currently comprised of Anna Marie Hajek, as chair, Robert A. Barish, M.D., R. Ian Lennox and Richard A. Reck.  All of the members of the Compensation Committee are currently independent, as independence is defined in Rule 4200.

The Nominating Committee nominates candidates for the Board and will consider nominees recommended by Shareholders.  The Nominating Committee, which met four (4) times in 2005, is currently comprised of Robert A. Barish, M.D., as chair, and Anna Marie Hajek.  Both members of the Nominating Committee are “independent,” as defined in Rule 4200.

All members of the Board of Directors and all nominees, being the same persons, are independent, other than Mr. Rardin, who is the President and Chief Executive Officer of the Company, and Mr. Dunham, who served as interim principal executive officer from July 2006 until Mr. Rardin was appointed to his current positions in September 2006.

Our Board of Directors may, from time to time, form other committees and subcommittees as circumstances warrant.  Any additional committees will have authority and responsibility as may be delegated by our Board of Directors, to the extent permitted by Wisconsin law.  During 2006, our Board had four (4) such committees:  a litigation committee to monitor the class action lawsuits filed against the Company; a special litigation committee, comprised of Kevin E. Moley and Kevin G. Quinn, to review the allegations in the Shareholder derivative suit filed against the Company; an executive search committee to review candidates for the chief executive officer position, which has now been filled, and the chief financial officer position; and a professional liability coverage committee, to oversee responses to our professional liability carriers.  Members of these committees receive compensation for attending meetings of these committees in accordance with regular policies for compensating Directors as outlined below.

The Company strongly encourages its Directors to attend the Annual Meeting of Shareholders.  At the 2005 Annual Meeting of Shareholders, all of the Directors then serving attended.

For a discussion of Directors’ compensation, as well as additional information regarding the management of the Company, see “Management, Executive Officers” and “Compensation of Directors and Executive Officers.”

RECOMMENDATION OF THE BOARD:   The Board recommends and nominates Dr. Barish, Messrs. Brown, Dunham, Geras, Ms. Hajek, Messrs. Lennox, Moley, Quinn, Ramkumar, Rardin and Reck for election as Directors of the Company by the Shareholders at the Annual Meeting to serve until the next Annual Meeting of Shareholders or as otherwise provided in the Bylaws.

VOTE REQUIRED:  The eleven (11) nominees receiving the highest vote totals will be elected as Directors of the Company.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission (“Commission”), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (“Securities Act”) or the Exchange Act.

The Audit Committee adopted an amended and restated charter in August 2006, to replace the charter which had previously been in effect.  The Audit Committee’s new charter was filed as Exhibit 99 to the Company’s Annual Report on Form 10-K, which Report is enclosed with this Proxy Statement.

The Audit Committee has also adopted certain pre-approval categories for each fiscal year.  These categories relate to auditor assistance with periodic filings with the Commission, auditor assistance with Board approved capital raising or debt financing, auditor assistance with Board approved acquisitions, auditor assistance with due diligence, required responses to Commission comment letters, and auditor assistance with routine tax matters.

We, the members of the Audit Committee of the Company, represent the following:

1.             The Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company;

2.             The Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented;

3.             The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with KPMG LLP its independence; and

4.             Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Dennis Brown, Chair	Robert T. Geras	Ramamritham Ramkumar

Nominating Committee Composition and Procedures

The Nominating Committee will consider for nomination as a Director candidates recommended by Shareholders, Directors, officers, third-party search firms and other sources.  In evaluating candidates, the Nominating Committee considers the attributes of the candidate (including public company background, healthcare and information technology experience, integrity, strategic contribution, and ability to devote requisite time) and the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation.  The Nominating Committee will consider individuals recommended by Shareholders for nomination as a Director in accordance with the procedures described under “Shareholder Proposals and Nominations.”

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.  The following report describes our executive officers’ compensation for the 2005.

Compensation Philosophy and Policies for Executive Officers

The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•              to attract and retain talented executives by providing compensation that is, overall,  competitive with the compensation provided to executives at companies of comparable position in the health care information technology industry, while maintaining compensation within levels that are consistent with the Company’s annual budget, financial objectives and operating performance;

•              to provide appropriate incentives for executives to work toward the achievement of the Company’s annual financial performance and business goals based on the Company’s annual budget; and

•              to more closely align the interests of the executive officers with those of the Shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options or other equity based long-term incentive compensation.

The Compensation Committee reviews compensation policies affecting Executive Officers and other senior managers annually taking into consideration the Company’s financial performance, its annual budget, its position within the health care information technology industry, and the executive compensation policies of similar companies in other similar industries.

The Compensation Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive officer as well as the personal contributions a particular individual may make to the success of the corporate enterprise.

Compensation of Named Executive Officers

The Compensation Committee believes that the compensation of executive officers should be comprised of base salary, annual incentive and discretionary bonuses, and long-term compensation and has applied the policies described herein to 2005 compensation for executive officers as described below.

Base Salary.   The Compensation Committee determined on the basis of its experience in business generally, the use of outside comparable data, and  discussions with the chief executive officer, what it viewed to be appropriate levels of base salary after taking into consideration the contributions of each executive officer and the Company’s performance. The Compensation Committee determined that an increase in base salary was appropriate immediately following the business combination with Cedara due in large part to the complexity and responsibilities in managing a much larger, more diversified and more geographically disbursed organization. In making its review in June 2005, the Compensation Committee determined that the increases in base salaries shown in the table on the following page were appropriate:

Name	Title	Former Base Salary ($)	New Base Salary ($)
Richard A. Linden	Chief Executive Officer	250,000	375,000
Scott T. Veech	Chief Financial Officer	170,000	250,000
David M. Noshay	Senior Vice President, Operations and Product Innovation	150,000	210,000
Brian E. Pedlar,	Senior Vice President,	182,500	210,000
William C. Mortimore	Chief Strategy Officer	100,000	150,000

Based on its recommendation to, and by prior authority of the Board of Directors, such increases in base salary were approved commencing and effective June 1, 2005, pro rata for the remainder of the fiscal year.

Annual Incentive Bonuses.   In addition to discretionary bonuses, the Compensation Committee believes that there should be a program for annual incentive bonuses based on the Company’s operating performance in relation to predetermined objectives and individual executive officer performance for the year then ended. To achieve this link with regard to current year performance, for 2005, the Compensation Committee relied on cash bonuses to be awarded under the Company’s Profit Sharing Bonus Plan under which cash awards could be earned by the executive officers based upon a comparison of revenue growth, expense management and earnings per share of the Company compared with targets for such categories approved by the Board of Directors on recommendation by the Compensation Committee as determined following the business combination with Cedara. However, in reviewing results for 2005, in light of the Company not meeting the targets established, the Compensation Committee determined that reductions in the bonus pool should be borne by senior management and determined that its approach would be as follows:

•              2005 goals of Merge were not achieved due to revenue and income shortfalls, which meant that the Profit Sharing Bonus Plan would not be triggered for 2005

•              However, significant accomplishments of select management were considered and the Compensation Committee and Board of Directors have discretion to create a bonus pool outside the original formula for 2005

•              The Board of Directors approved the Compensation Committee’s recommendation that a reduced discretionary bonus pool be available to acknowledge that certain business unit and individual goals were achieved

•              The Committee agreed to use the 2005 Individual Performance Goals process and scoring as a template for allocation of the bonus pool, with plus or minus adjustments based on both qualitative and quantitative metrics of 2005 performance.

In applying these factors, no bonuses were awarded to Messrs. Linden or Veech. Mr. Noshay received a bonus for $25,000, Mr. Mortimore received a bonus for $35,000 and Mr. Pedlar received a bonus of $50,000.

In June 2005, the Compensation Committee determined that Mr. Veech should be awarded a $75,000 bonus for his work on the Cedara business combination and such amount was approved by the Board of Directors. In addition, Mr. Pedlar was a participant in a sales-based formula incentive bonus plan, which was applicable to a small number of Cedara employees. Mr. Pedlar received $40,257, paid in 2006, on account of his participation in this formula plan for 2005.

Long-Term Incentive Compensation.   Stock options and contributions under the Company’s long-term profit sharing plans, i.e. U. S. 401(k) Profit Sharing Plan and Canadian DPSP, are the principal vehicles for payment of intermediate and long-term incentive compensation. The 401(k) Profit Sharing Plan and Canadian DPSP provides for a matching contribution by the Company of fifty percent (50%) of the employee’s contribution, up to three percent (3.0%) of base pay effective beginning in 2005, up from two and one half percent (2.5%) of base pay in the previous year.

The Company has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options to its executive officers annually. The Compensation Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting long-term incentive awards in the form of stock options, or other incentives, to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. The Company’s stock option agreements have provided that the exercise price of each stock option was the closing price on the date on which the options were granted; each grant was subject to vesting conditions established at the date of the grant; and stock options generally vested on an equal basis over a period of four (4) years, although pursuant to the terms of the option plans, the Compensation Committee exercises discretion as to the actual vesting period. The Compensation Committee’s practice to date is that the terms of stock options for executive officers should not be amended after grant.

The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of the Shareholders and, in particular, to provide only limited value (if any) in the event that the Company’s stock price fails to increase over time. Under the Company’s 2005 Equity Incentive Plan, the Compensation Committee approves the award of stock option grants to the executive officers and takes into account the relative contributions of each executive, competitive conditions in the industry as well as the recommendations of the chief executive officer, prior to its approval in executive session of annual awards of long-term stock-based incentive compensation to the other executive officers. These stock options are granted, in part, to reward the executive officers for their long-term strategic management of the Company and to motivate the executive officers to improve shareholder value by increasing this component of their compensation package, and reflect the Compensation Committee’s objective to provide a greater portion of compensation for executive officers in the form of long-term equity based awards.

On June 1, 2005, on recommendation by the Compensation Committee and by the authority of the Board of Directors, each of Messrs. Linden, Veech, Noshay, Pedlar and Mortimore were awarded 200,000, 150,000, 75,000, 75,000 and 35,000 nonqualified options, respectively, in recognition of the increased responsibilities of such officers with respect to the business combination with Cedara.

Compensation of Chief Executive Officer

The Compensation Committee believes that the compensation of the former chief executive officer was consistent with its general policies concerning executive compensation and had appropriately taken into consideration the Company’s financial objectives and performance. Awards of long-term incentive compensation to the chief executive officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive compensation.

On June 1, 2005, based on its recommendation and by the authority of the Board of Directors, the Compensation Committee awarded the former chief executive officer 200,000 options in recognition of his work on the Cedara business combination, his performance results for 2004 and other factors. In reviewing and approving the chief executive officer’s 2005 compensation, the Compensation Committee determined that his base salary should be increased, as noted above, to $375,000 for the remainder of 2005 only, and should have an increased maximum bonus of 70% of base pay rather than 50% of base pay for the remaining portion of 2005 only. An annual incentive bonus payment was not made to the former chief executive officer for 2005, as the Compensation Committee determined that the former chief executive officer had not achieved his targeted goals for 2005.

Compliance with Internal Revenue Code Section 162(m)

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally disallows a tax deduction to publicly held companies for compensation exceeding $1,000,000 in any taxable year paid to the chief executive officer and any other executive officers. Under Code regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of the Company and its Shareholders. To the extent they are consistent with that goal, the Compensation Committee attempts, where practical, to use compensation policies and programs that preserve the deductibility of compensation expenses.

Anna Marie Hajek, Chair	Robert A. Barish, M. D.	Richard A. Reck

(R. Ian Lennox joined the Compensation Committee in January 2006, and thus did not participate in its deliberations during 2005, the period to which the foregoing report speaks.)

MANAGEMENT

Directors

For the names of and biographical information regarding each of the Directors and a discussion of Board Committees, see “Proposal Regarding Election of Directors.”

Executive Officers

The names of the executive officers of the Company, and their respective ages and positions with the Company, are as follows:

Name	Age	Position
Kenneth D. Rardin	56	President and Chief Executive Officer, Director
Steven M. Oreskovich	35	Chief Accounting Officer and Interim Treasurer
Gary D. Bowers	54	Senior Vice President, Strategic Business Initiatives
Jacques F. Cornet	51	President, Merge Healthcare EMEA
Loris Sartor	49	President, Cedara Software

Steven M. Oreskovich has served as our Chief Accounting Officer and interim Treasurer since July 2006, and interim Secretary from July 2006 to October 2006, and served as our Vice President and Corporate Controller from April 2004 to July 2006.  Prior to joining us, Mr. Oreskovich served as vice president of finance and operations at Truis, Inc., a company that provided customer intelligence solutions for business-to-business enterprises, from April 2000 to January 2003, and had previously also worked as an auditor at PriceWaterhouseCoopers LLP from September 1994 to April 2000.  Mr. Oreskovich holds a B. S. in Accounting from Marquette University.

Gary D. Bowers was appointed Senior Vice President for Strategic Business Initiatives in November 2006. He joined the Company as Vice President in September 2006. Previously, Mr. Bowers was Senior Vice President, Product Technology for Park City Solutions, from October 2004 to November 2005, and was a General Partner of Rardin Capital Management, a technology and financial consulting firm, from December 1999 to September 2004. He received a B.A. in Statistics, magna cum laude, from the University of Rochester.

Jacques F. Cornet was appointed President — Merge Healthcare EMEA (Europe, Middle East, Africa) in November 2006. He was formerly Vice President Business Development and Strategic Marketing of Cedara. Before joining Cedara in mid-2000, Mr. Cornet held several strategic business management positions at ADAC Laboratories (now part of Philips Medical Systems) in the U. S., GE HealthCare in Europe and the U. S. and GE Calma in Europe.  Mr. Cornet holds an M. Sc. Degree in ElectroMechanical and Computer Sciences and Executive Marketing from HEC France.

Loris Sartor was appointed President of Cedara Software in November 2006. He formerly held various positions with Cedara, including Director of the Platforms Products Division, Product Vice President, Divisional Vice President of Engineering and Customer Solutions, and most recently Vice President of Sales.  Prior to joining Cedara, Mr. Sartor held several technical and management positions in the Sietec Open Systems Division at Siemens

Electric Ltd., as well as various other technical positions within the software industry.  Mr. Sartor holds a Bachelor of Applied Science and Engineering Degree (Computer Science Option) and an M.B.A. from the University of Toronto.

Mr. Rardin’s biography appears above under the heading “Proposal Regarding Election of Directors.”

Code of Ethics and Whistleblower Policy

We have adopted a Code of Ethics that applies to all of our Directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions.  Our Code of Ethics, together with the corresponding Whistleblower Policy, are available on our website at www.merge.com.  Future material amendments or waivers relating to the Code of Ethics and/or the corresponding Whistleblower Policy will be disclosed on our web site referenced in this paragraph within four business days following the date of such amendment or waiver.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors’ Compensation

Annual compensation for non-employee Directors for 2005 was comprised of the following components:  cash compensation, consisting of participation awards, meeting and committee meeting fees; and equity compensation, consisting of stock options.  Each of these components is described in more detail below.  The total compensation of our non-employee Directors for the year ended December 31, 2005, is shown in the table below.

Name	Total ($)	Fees earned or paid in cash ($)	Option Awards ($)(1)
Robert A. Barish, M. D.	$60,750	$33,750	$27,000
Dennis Brown*	$63,500	$36,500	$27,000
Peter J. Cooper	$48,000	$21,000	$27,000
Michael D. Dunham*	$66,000	$39,000	$27,000
Robert T. Geras	$63,500	$36,500	$27,000
Anna Marie Hajek*	$64,750	$37,750	$27,000
R. Ian Lennox	$45,000	$18,000	$27,000
Ramamritham Ramkumar	$38,672	$16,428	$22,244
Richard A. Reck	$51,500	$24,500	$27,000
Frank E. Seidelmann, D. O.	$5,750	$5,750	$0

*   Chair of Committee

(1)             The amounts shown represent 15,000 stock options granted on June 1, 2005, under our 2005 Equity Incentive Plan, each of which had an exercise price of $17.50, the closing price of our Common Shares on the date of grant.  The amount shown for Mr. Ramkumar, however, represents 11,178 stock options granted under our 2005 Equity Incentive Plan with an exercise price of $19.38 on the grant date of August 25, 2005, which date was the date of Mr. Ramkumar’s election to our Board of Directors.  Dr. Seidelmann, who was no longer on our Board of Directors at the time of the annual stock option grants to our non-employee Directors, was not granted any stock options during 2005.  The fair value of each option award was estimated on the date of grant using the Black-Scholes-Merton option pricing model.  Our determination of the fair value of share-based awards on the date of grant is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, our expected stock price volatility over the expected life of the awards and actual and projected employee stock option exercise behavior.  See Note 10 of the notes to consolidated financial statements included in this Annual Report on Form 10-K for information regarding the assumptions used to value these stock options.

The following is a description of the compensation plan for our Board of Directors for 2006:

Annual Board / Committee Retainer Fees.  Non-employee Directors receive an annual participation award of $15,000 per year.  The non-employee Directors who serve as the Chair of the Audit Committee and the Chair of the Compensation Committee received an additional $5,000 annual participation award and $4,000 annual participation award, respectively.

Meeting Fees.  Non-employee Directors also received a fee of $1,500 for each Board of Directors meeting or Board Committee meeting attended in person, and a fee of $750 for each Board of Directors or Board Committee meeting attended via teleconference.  Directors are also reimbursed for certain expenses incurred in connection with attendance at Board of Directors and Board Committee meetings.

Stock Option Grants.  On the date of our Annual Meeting, Directors who are not employees of the Company receive immediately exercisable nonqualified stock options to purchase 15,000 Common Shares under the Company’s 2005 Equity Incentive Plan (“Equity Incentive Plan”), with an exercise price equal to the closing price of the Company’s Common Shares on such date.  Stock options granted to the non-employee Directors under the Equity Incentive Plan expire at the earliest to occur of:  (i) the expiration of the option term (no more than ten (10) years), or (ii) the expiration of six (6) months from the date the Director ceases to serve on our Board.  Options granted to non-employee Directors under the Equity Incentive Plan may be exercised in whole or in part until termination of the exercise period.  If a Director is elected or appointed after the date of the Annual Meeting, the amount of options issued will be prorated to coincide with the time Directors are elected or appointed for the following annual term, and that Director’s stock option exercise price will be equal to the closing price of the Company’s Common Shares as of the date of such new Director’s election or appointment to the Board of Directors.  Each option granted to Directors under the Equity Incentive Plan is evidenced by a written agreement between the Company and the Director.

The Compensation Committee of the Board of Directors has not yet determined whether any changes to this compensation structure will be recommended with respect to the term beginning after the Annual Meeting.

Executive Compensation

The tables on the following pages set forth information concerning the compensation for 2005, 2004 and 2003 for our President and Chief Executive Officer and four other executive officers as of December 31, 2005 (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation ($)		Securities Underlying Options(#)	All Other Compensation ($)(2)	Total ($)(3)
Richard A. Linden	2005	$322,917	—	—		200,000	$6,300	$1,469,217
Former President and Chief	2004	$219,792	$109,863	—		100,000	$8,047
Executive Officer(4)	2003	$220,833	$68,200	—		100,000	$5,000

William C. Mortimore	2005	$129,167	$35,000	—		35,000	$2,583	$366,250
Former interim President	2004	$100,000	$8,930	—		—	$3,189
and Chief Executive Officer	2003	$162,500	$12,390	—		—	$3,250
and former Chief Strategist(5)

David M. Noshay	2005	$185,000	$25,000	—		75,000	$5,550	$643,050
Former Senior Vice President,	2004	$145,000	$32,524	—		10,000	$5,720
Strategic Business	2003	$126,250	$24,480	—		35,000	$3,106
Development(6)

Brian E. Pedlar	2005	$161,460	$90,257	—		115,000	—	$844,817
Former Interim co-President and co-Chief Executive Officer, and Former President of Cedara Software(7)

Scott T. Veech	2005	$216,667	—	$75,000	(8)	150,000	$6,300	$1,152,967
Former Chief Financial Officer,	2004	$168,333	$38,152	—		25,000	$6,896
Secretary &Treasurer(6)	2003	$158,333	$30,400	—		35,000	$3,958

(1)             Includes amounts earned and accrued during calendar year, but not paid until following calendar year.

(2)             Represents paid contributions to 401(k) profit sharing plan and deferred profit sharing plan (DPSP), as applicable, for the benefit of employees.

(3)             Provided for 2005 only and represents the aggregate total dollar value of each form of compensation quantified in the columns captioned “Salary,” “Bonus,” “Other Annual Compensation” and “All Other Compensation,” and the grant date fair value of the option awards specified in the column captioned “Securities Underlying Options” in this table as disclosed in the Option Grants in 2005 table (see below) under the column captioned “Grant Date Present Value.”

(4)             Mr. Linden resigned all positions with us and our subsidiaries, including as an officer, employee and Director, in May 2006.

(5)             Mr. Mortimore resigned all positions with us and our subsidiaries, including as an officer, employee and Director, in July 2006.

(6)             Messrs. Noshay and Veech resigned all positions with us and our subsidiaries, including as officers and employees, in July 2006.

(7)             Mr. Pedlar became our employee in June 2005 upon consummation of our business combination with Cedara, and became an executive officer of Merge Healthcare on August 25, 2005.  Mr. Pedlar departed Merge Healthcare, effective as of the close of business on August 18, 2006.

(8)             Mr. Veech received a bonus for his efforts performed in connection with the business combination with Cedara

Option Grants in 2005

	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Year(2)	Exercise Price	Expiration Date	Grant Date Present Value ($)(4)
Richard A. Linden	200,000	(1)	15%	$17.50	05/31/2011	$1,140,000

William C. Mortimore	35,000	(1)	3%	$17.50	05/31/2011	$199,500

David M. Noshay	75,000	(1)	6%	$17.50	05/31/2011	$427,500

Brian E. Pedlar(3)	75,000		6%	$17.50	05/31/2011	$427,500
	40,000		3%	$17.82	10/19/2011	$165,600

Scott T. Veech	150,000	(1)	11%	$17.50	05/31/2011	$855,000

(1)             Options granted to purchase vest to the extent of 25% on the date of grant and the first, second, and third anniversaries of the grant date.  These stock options are exercisable for a period of six months following the termination of the grantee’s service, but only to the extent that such stock options were exercisable upon such termination date.

(2)             Excludes 1,885,649 replacement stock options granted from our Equity Incentive Plan to the former option holders of Cedara at the business combination of Merge Healthcare and Cedara on June 1, 2005.

(3)             Excludes 61,723 replacement stock options granted from our Equity Incentive Plan to Mr. Pedlar as a former option holder of Cedara at the business combination of Merge Healthcare and Cedara on June 1, 2005.

(4)             In accordance with SFAS 123R, the fair value of stock option grants is estimated on the date of grant using the Black-Scholes-Merton option pricing model.  Our determination of the fair value of share-based awards on the date of grant is affected by our stock price, as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, our expected stock price volatility over the expected life of the awards and actual projected employee stock option exercise behavior.  See Note 10 of notes to consolidated financial statements included in this Annual Report on the Form 10-K for information regarding the assumptions used to value these stock options.

Aggregated 2005 Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End 2005(2)
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard A. Linden	100,000	$1,500,000	200,000	275,000	$3,194,525	$2,792,595
William C. Mortimore	142,278	$2,172,298	8,750	26,250	$65,975	$197,925
David M. Noshay	30,000	$564,248	45,000	76,000	$426,963	$673,568
Brian E. Pedlar	26,000	$435,257	30,015	120,708	$385,340	$1,258,294
Scott T. Veech	29,000	$385,244	56,000	142,500	$449,065	$1,185,806

(1)             The value realized is the difference between the fair market value of the underlying stock at the time of the exercise and the exercise price.

(2)             Based on the closing price of our Common Shares on the NASDAQ Global Market on December 30, 2005, of $25.04 per share.

Employment and Change of Control Agreements

As of March 1, 2004, the Company entered into amended and restated employment agreements with Richard A. Linden, William C. Mortimore and Scott T. Veech. As of April 1, 2006, we entered into an Amended and Restated Employment Agreement with David M. Noshay and a new Employment Agreement with Robert J. White.  On May 12, 2006, the Company entered into a letter agreement pursuant to which we reaffirmed our obligations under Mr. Veech’s Employment Agreement.  As a result of Mr. Linden’s resignation on May 15, 2006, Mr. Linden will not be entitled to any benefits under his Employment Agreement following such date.  As a result of resignations by each of Messrs. Mortimore, Noshay and Veech effective July 2, 2006, none of them will be entitled to any compensation or benefits under his Employment Agreement (including, in the case of Mr. Veech, his May 12, 2006, letter agreement) following such date.

On July 2, 2006, our Board of Directors approved a cash retention award opportunity for each of Mr. Pedlar and Mr. White, as interim co-Presidents and co-Chief Executive Officers, equal to sixty percent (60%) of such officer’s current base salary, or $162,602 in the case of Mr. Pedlar, and $150,000 in the case of Mr. White, to be paid on October 1, 2007 only if such officer were still employed by us on that date.  Mr. Pedlar will not be entitled to this award due to his departure from us and our subsidiaries, effective as of the close of business on August 18, 2006.  These awards are in lieu of 2006 annual performance bonuses.  Our Board of Directors also approved a one-time cash incentive award in the amount of $50,000 payable to each of Messrs. Pedlar and White for his agreement to serve as interim co-President and co-Chief Executive Officer.

Prior to his departure, Mr. Pedlar was paid a base salary of $271,003 per year and participated in our regular benefit programs.  Mr. Pedlar was not a party to a written employment agreement with us.  However, pursuant to a letter dated August 25, 2005, from us to Mr. Pedlar, he was entitled to receive a bonus based upon Cedara’s quarterly revenue for each of Cedara’s four quarters commencing July 1, 2005, if (1) Cedara’s revenue met or exceeded a quarterly target for such quarter, and (2) Mr. Pedlar was employed by Cedara through June 30, 2006, with the accumulated quarterly amounts to be paid within 30 days after June 30, 2006.  Mr. Pedlar was also entitled to receive a discretionary cash bonus award in the amount of $50,000 for his performance in 2005, to be paid after this Annual Report on Form 10-K is filed with the Commission.  Due to Mr. Pedlar’s departure from us and our subsidiaries, effective as of the close of business on August 18, 2006, we do not plan to pay this award to him.

Under the Employment Agreement dated as of April 1, 2006, by and between us and Mr. White, the Company agreed to pay Mr. White a base salary of no less than $250,000 per year.  In addition, Mr. White is eligible for annual performance bonuses of up to 40% of salary, dependent on achievement of company and individual performance targets.  In the event of a “change in control,” all stock options then held by Mr. White will immediately vest and become exercisable.  In addition, if Mr. White’s employment is terminated following a “change in control,” in certain circumstances, he will be entitled to (A) 18 months of then-current salary to be paid in a single payment; (B) an amount equal to one-twelfth (1/12th) of the maximum amount of then-current bonus (without regard to achievement of targets) for each month of the then-current plan year, plus 18 further months, to be paid in a single payment; and (C) continuation of benefits for 18 months.  In addition, we have agreed that upon a “change in control,” we will deposit into an escrow account $100,000 for Mr. White to provide a “stay bonus” to help assure a smooth transition, but only if the acquirer requests Mr. White’s continued employment.  The amount in the escrow will be paid to Mr. White twelve months after the change in control if he has substantially performed the services requested by the acquirer.  In the event that Mr. White’s employment is terminated by us without “cause” or by Mr. White with “good reason,” we will pay to Mr. White an amount equal to (A) 18 months of then-current salary, to be paid in equal installments over the 18-month period; (B) an amount equal to one-twelfth (1/12th) of the maximum amount of then-current bonus (without regard to achievement of targets) for each month of the then-current plan year, plus 18 further months, to be paid in equal installments over the 18-month period; and (C) continuation of certain supplemental benefits for 18 months.  In addition, in such a case, all stock options held by Mr. White would immediately vest and become exercisable.  Mr. White’s Employment Agreement contains a provision concerning the circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply.  Mr. White’s Employment Agreement also includes customary provisions with regard to non-competition (including during the 18-month period following termination of employment for any reason), ownership of inventions and confidentiality.

On July 2, 2006, we entered into a letter agreement (the “Oreskovich Agreement”) with Steven M. Oreskovich, our Chief Accounting Officer and interim Treasurer and interim Secretary.  Under the Oreskovich Agreement, we agreed to (1) award Mr. Oreskovich a cash bonus of $35,000 within 30 days of our filing this Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the  quarter ended March 31, 2006, (2) increase Mr. Oreskovich’s base salary to $175,000 per year, effective July 1, 2006, and (3) pay Mr. Oreskovich a cash retention bonus in an amount equal to 60% of his base salary at the time of payout within thirty (30) days of June 30, 2007.  We further agreed that Mr. Oreskovich will be entitled to the retention bonus if he (a) remains employed by us through June 30, 2007, (b) is employed by us at the time of a “change in control,” as defined in the Key Officer Agreement dated October 12, 2005, by and between us and Mr. Oreskovich (the “Key Officer Agreement”), that occurs before June 30, 2007, (c) is “constructively terminated,” defined as any reduction in his responsibilities, authority or compensation package, before June 30, 2007, or (d) is terminated by us, other than for “Cause,” as defined in the Oreskovich Agreement, before June 30, 2007.  Mr. Oreskovich will not receive the retention bonus if he voluntarily terminates his employment with us prior to June 30, 2007, or if he is terminated for “Cause.”

Under the Key Officer Agreement, in the event of a “change in control,” if Mr. Oreskovich is (i) involuntarily terminated within one year following the change in control, or (ii) voluntarily terminates his employment with us within 365 days following such change in control, following any of: (a) a reduction in his responsibilities or authority with respect to the business; (b) any reduction in his compensation package, including then-current salary, in effect immediately prior to the change in control; or (c) the relocation of the Company’s principal place of business by more than 30 miles, then Mr. Oreskovich will be entitled to (X) twelve months of his then-current salary, to be paid in a single payment within 30 days of termination of his employment, plus (Y) an amount equal to one-twelfth (1/12th) of the maximum amount of his then-current annual bonus determined without regard to achievement of performance targets for each month of the current plan year during which he was employed, plus an additional twelve months, to be paid in a single payment within 30 days of the termination of his employment, and (Z) continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for twelve months after the termination (collectively, the “Supplemental Benefits”).  In addition, upon a “change in control,” we will deposit $50,000 into an interest bearing escrow account, the purpose of the escrow to be to provide Mr. Oreskovich with a “stay bonus” to help assure a smooth transition if the acquirer requests that he continue his employment with us.  The amount held in escrow will be paid to Mr. Oreskovich twelve months after the change in control if he has substantially performed the services requested by the acquirer.  In the event that Mr. Oreskovich’s employment is terminated (1) without “Cause,” (2) by Mr. Oreskovich for “Good Reason,” defined as constructive termination or a material reduction in base salary or responsibility, or (3) due to Mr. Oreskovich’s disability, then we will pay Mr. Oreskovich the Supplemental Benefits.  The Key Officer Agreement also includes certain non-competition and confidentiality provisions that continue after a termination of his employment.

On September 6, 2006, the Board of Directors approved, and the Company executed, an Employment Agreement with Kenneth D. Rardin, pursuant to which the Company agreed to employ Mr. Rardin as the Company’s President and Chief Executive Officer and also to appoint Mr. Rardin as a director of the Company. The Employment Agreement obligates the Company to pay Mr. Rardin a salary at a rate of no less than $425,000 per year.  Options to purchase 450,000 of the Company’s Common Shares were granted to Mr. Rardin under the Company’s Equity Incentive Plan on September 6, 2006.  In addition, the Employment Agreement provides that Mr. Rardin will be eligible for annual performance bonuses of up to 70% of salary.  In the first twelve months of the Employment Agreement, 50% of the bonus target is guaranteed to Mr. Rardin, while the remaining 50% is dependent on achievement of defined Company and individual performance targets.  Based on performance, the Board of Directors, in its discretion, may award an additional bonus above the 70% target.  For the period from the end of the initial twelve months to year end 2007, the Board of Directors and Mr. Rardin will mutually agree to a bonus plan and appropriate goals for that period.  Mr. Rardin is also entitled to receive (a) certain commuting expenses for a maximum of nine months following the date of the Employment Agreement and relocation expenses, and (b) all non-wage benefits the Company provides generally for its executive employees.

Mr. Rardin’s Employment Agreement also provides that in the event of a “change in control” of the Company, as defined in the Employment Agreement, all options then held by Mr. Rardin will immediately vest and become exercisable.  In addition, if Mr. Rardin’s employment is terminated within 120 days prior to, or 365 days following, a change in control in certain circumstances, he will be entitled to (A) twenty-four months of then-current salary, to be paid in a single payment, (B) an amount equal to two times the maximum amount of then-current bonus (without regard to achievement of targets), to be paid in a single payment, and (C) continuation of benefits for twenty four months following termination.  Further, upon a change of control, the Company will deposit into an escrow account $300,000 for Mr. Rardin to provide a “stay bonus” to help assure a smooth transition, but only if the acquiror requests Mr. Rardin’s continued employment.  The amount in the escrow will be paid to Mr. Rardin twelve months after the change in control if Mr. Rardin has substantially performed the services requested by the acquirer.

The Employment Agreement also provides that in the event that Mr. Rardin’s employment is terminated by the Company without “cause” or by Mr. Rardin with “good reason,” each as defined in the Employment Agreement, in the first year of the Employment Agreement, then the Company will pay to Mr. Rardin an amount equal to (A) twelve months of then-current salary, to be paid in equal installments over the twelve-month period, (B) the guaranteed portion of the then-current bonus, to be paid in equal installments over the twelve month period, and (C) continuation of certain supplemental benefits for twelve months after the date of termination.  The Employment Agreement further provides that in the event that Mr. Rardin’s employment is terminated without “cause” or by Mr. Rardin with “good reason” after the first year of the Employment Agreement, then the Company will pay to Mr. Rardin an amount equal to (x) twenty four months of then-current salary, to be paid in equal installments over the twenty four month period, (y) an amount equal to two times the maximum amount of the then-current bonus that could be earned assuming the achievement of the highest performance targets for each month of the current plan year, to be paid in equal installments over the twenty-four month period, and (z) continuation of certain supplemental benefits for twenty four months after the date of termination.  In addition, in the event of such a termination after the first year of the Employment Agreement, all options held by Mr. Rardin would immediately vest and become exercisable.

Mr. Rardin’s Employment Agreement contains a provision related to the circumstances where an excise tax equalization gross up payment for any severance or other payments may apply.  In addition, the Employment Agreement includes customary provisions with regard to non-competition (including during the twenty four month period following termination of employment), ownership of inventions and confidentiality.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of November 21, 2006, the beneficial ownership of shares of the Common Shares, by: (i) each person that is known to us to beneficially own or exercise the voting or dispositive control of five percent (5%) or more of the outstanding Common Shares; (ii) each of our Directors and Named Executive Officers (that is, Messrs. Linden, Mortimore, Noshay, Pedlar and Veech, each of whom is no longer associated with the Company), and (iii) all of our Directors and executive officers as a group.  Except as otherwise indicated in the footnotes to the table, each of the persons named below has sole voting and investment power with respect to the shares beneficially owned by such person.  In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within sixty (60) days.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)	Percentage of Total Outstanding
FMR Corp.(4)	2,982,703	8.81%
Glenhill Advisors, LLC(5)	2,200,000	6.50%
Longwood Investment Advisors, Inc.(6)	1,792,200	5.30%
Robert A. Barish, M. D.	62,781	(*)
Dennis Brown	30,284	(*)
Michael D. Dunham	116,912	(*)
Robert T. Geras	305,591	(*)
Anna Marie Hajek	42,983	(*)
R. Ian Lennox(7)	23,805	(*)
Richard A. Linden	256,850	(*)
Kevin E. Moley	2,000	(*)
William C. Mortimore	328,447	(*)
David M. Noshay	84,500	(*)
Brian E. Pedlar	73,223	(*)
Kevin G. Quinn	0	(*)
Kenneth D. Rardin(3)	112,500	(*)
Ramamritham Ramkumar	21,178	(*)
Richard A. Reck	38,439	(*)
Scott T. Veech	122,250	(*)
All Directors and Executive Officers as a Group (15 persons)(3)	865,421	2.72%

(*)                                 Less than 1% of outstanding Common Shares.

(1)                                  The business address of each beneficial owner who is also a Director or Named Executive Officer of Merge Healthcare is c/o Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650.  The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.  The business address of Glenhill Advisors, LLC is 598 Madison Avenue, 12th Floor, New York, New York 10022.  The business address of Longwood Investment Advisors, Inc. is 1275 Drummers Lane, Suite 207, Wayne, Pennsylvania 19087.

(2)                                  Except pursuant to applicable marital property laws or as indicated in the footnotes to this table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all Common Shares shown as beneficially owned by such beneficial owner.

(3)                                  Includes the following number of Common Shares which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within 60 days of November 21, 2006:  30,000 for Mr. Brown; 107,500 for Mr. Dunham; 52,500 for Mr. Geras; 36,000 for Ms. Hajek, 20,870 for Mr. Lennox; 17,500 for Mr. Mortimore; 58,750 for Mr. Noshay; 73,223 for Mr. Pedlar; 122,500 for Mr. Rardin; 11,178 for Mr. Ramkumar; 30,411 for Mr. Reck; 99,750 for Mr. Veech and 457,917 for all Directors and Executive Officers as a group.

(4)                                  As reported on a Schedule 13G/A filed with the Commission on February 14, 2006, jointly by FMR Corp., a registered investment advisor, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and a registered investment advisor, Edward C. Johnson 3d, Chairman of FMR Corp., and members of the family of Edward C. Johnson 3d (collectively, “FMR Corp.”) with respect to the number of shares beneficially owned by FMR Corp. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and its subsidiaries, each has sole dispositive power with respect to the number of shares beneficially owned.

(5)                                  As reported on a Schedule 13G filed with the Commission on July 7, 2006, jointly by Glenhill Advisors, LLC and Glenn J. Krevlin.  Mr. Krevlin is the managing member and control person of Glenhill Advisors, LLC.  According to the Schedule 13G, each of Glenhill Advisors, LLC and Mr. Krevlin have sole voting and dispositive power with respect to 2,200,000 shares of our Common Shares.

(6)                                  As reported on a Schedule 13G filed with the Commission on February 10, 2006, by Longwood Investment Advisors, Inc., an investment advisor, as having sole voting and dispositive power with respect to the number of shares beneficially owned.

(7)                                  Includes 2,935 non-voting exchangeable shares of Merge Cedara ExchangeCo Limited, which exchangeable shares may be exchanged on a one-to-one basis for shares of Merge Healthcare’s Common Shares.

The Company is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and members of our Board of Directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) of our equity securities with the SEC and the NASD.  The SEC requires executive officers, Directors and greater than ten percent (10%) Shareholders to furnish us with copies of all these forms filed with the SEC or the NASD.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe, with the exception of the filings that were not made on a timely basis as noted below, that all filing requirements applicable to its executive officers, Directors, and greater than ten percent (10%) beneficial owners have been complied with during 2005.  A Form 4 was filed on October 26, 2005, on behalf of Brian E. Pedlar with respect to the reporting of an option grant made on October 20, 2005, and a Form 5 filed on May 8, 2006, on behalf of Dennis Brown with respect to a “small share acquisition” made by one of Mr. Brown’s money managers in December 2005, which acquisition Mr. Brown was unaware of at the time it occurred.

PERFORMANCE GRAPH

The information contained in this graph shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act, or the Exchange Act.

The graph on the following page sets forth a five (5) year comparison of the cumulative total Shareholder returns for the following:  (a) the Company’s Common Shares; (b) the Russell 2000®; and (c) the NASDAQ Computer and Data Processing Index.  All returns were calculated assuming dividend reinvestment on a quarterly basis for companies paying dividends.

(The above comparison assumes $100 was invested on January 1, 2001 in:  (1) Merge Technologies Incorporated; (2) the Russell 2000 Index; and (3) the NASDAQ Computer and Data Processing Index and assumes reinvestment of dividends.)

RELATED PARTY TRANSACTIONS

Through June 30, 2006, Michael D. Dunham served as a member of the audit committee of the board of directors of Merchants & Manufacturers Bancorporation Inc. (“MMB”), and as a director of the board of directors of Lincoln State Bank, the bank subsidiary of MMB, with which we have depository accounts and had a $35 million line of credit.  Our failure to timely provide Lincoln State Bank with annual financial statements for the year ended December 31, 2005, and interim financial statements for the quarters ended March 31, 2006, and June 30, 2006, constituted an event of default under our credit agreement.  Accordingly, the obligation of Lincoln State Bank to extend us credit with respect to our $35 million line of credit terminated.  We are currently negotiating a new credit agreement with Lincoln State Bank.  There can be no assurance that Lincoln State Bank will provide us with debt financing, or that any such financing will be provided in amounts or on terms acceptable to us.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP is the Company’s independent public accountants and has audited our consolidated balance sheets as of December 31, 2005, and December 31, 2004, and the consolidated statements of operations, Shareholders’ equity, comprehensive income (loss) and cash flows for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, as stated in their reports appearing herein.

Representatives of KPMG LLP will be present at our Annual Meeting.  They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed for professional services rendered for the audit of our annual financial statements for 2005 and 2004 and fees billed for other services rendered during 2005 and 2004 by KPMG LLP:

	2005	2004
Audit fees(1)	$2,690,000	$560,000
Tax fees(2)	—	53,000
All other fees	1,500	1,500
Total fees	$2,691,500	$614,500

(1)                                  Audit fees include fees for the annual financial statement audit, quarterly reviews, audit of internal control over financial reporting, consents, review of registration statements and review of, and assistance with, Form 8-K filings.

(2)                                  Tax fees consist of fees for tax compliance and tax consulting in the U. S. and Canada.

The Audit Committee of the Board of Directors has considered whether the provisions of these services not related to the audit of the financial statements acknowledged above, other than audit fees, is compatible with maintaining the independence of KPMG LLP and is of the opinion that the provisions of these services do not compromise KPMG LLP’s independence.

The Audit Committee, in accordance with the Audit Committee’s Charter, must pre-approve all non-audit services provided by our independent registered public accountants.  The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts.  Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

ANNUAL REPORT ON FORM 10-K

The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request of the person, a copy of the Company’s Annual Report  on Form 10-K for the year ended December 31, 2005.  Requests should be made to the Investor Relations Department at the Company’s principal executive offices located at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650; telephone number (414) 977-4000.

SHAREHOLDER PROPOSALS AND NOMINATIONS

No Shareholder proposals were received by the Company for inclusion in this year’s Proxy Statement.  If a Shareholder wishes to present a proposal to be included in the Proxy Statement for the next Annual Meeting of Shareholders, the proposal must be submitted in writing and received by the Company’s Secretary at the Company’s offices no later than February 28, 2007.

With respect to nominations for directors at next year’s annual meeting, pursuant to the Company’s Bylaws, nominations of persons for election to the Board of Directors and the proposal of business to be considered by the Shareholders may be made at an Annual Meeting (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any Shareholder of the corporation who is a Shareholder of record at the time of giving of notice provided for in this by-law and who is entitled to vote at the meeting and complies with the notice procedures set forth in the Bylaws.  For nominations or other business to be properly brought before an Annual Meeting by a Shareholder pursuant to clause (C) above, the Shareholder must have given timely notice thereof in writing to the Secretary of the corporation.  To be timely, a Shareholder’s notice shall be received by the Secretary of the corporation at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first Friday in the month of April; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first Friday in the month of April, notice by the Shareholder to be timely must be so received not earlier than the 90th day prior to the date of such Annual Meeting and not later than the close of business on the later of (x) the 60th day prior to such Annual Meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made.  Such Shareholder’s notice shall be signed by the Shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such Shareholder (or proxy or other representative) and shall set forth:  (A) the name and address, as they appear on this corporation’s books, of such Shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the corporation which are beneficially owned by such Shareholder or beneficial owner or owners; (C) a representation that such Shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such Shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such Shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected; and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these by-laws, the language of the proposed amendment, (II) such shareholder’s and beneficial owner’s or owners’ reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners.

Notwithstanding anything in the preceding to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 70 days prior to the first Friday in the month of April, a shareholder’s notice required by the advance notice provisions of the Company’s Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors may send correspondence to the Corporate Secretary, Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-3151.  The Secretary will submit your correspondence to the Board of Directors or the appropriate Board Committee, as applicable.  Shareholders may communicate directly with the Chairman of the Board by sending correspondence to Chairman of the Board of Directors, Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-3151.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE
PROMPTLY MARK, SIGN, DATE AND RETURN THE
ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF SHAREHOLDERS OF

MERGE TECHNOLOGIES INCORPORATED

December 18, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯     Please detach along perforated line and mail in the envelope provided.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.Elect eleven (11) individuals to serve as Directors until the next annual meeting of Shareholders or otherwise as provided in the Amended and Restated Bylaws (check one box).

2.  In their discretion, the Proxies are authorized to transact any other business as may properly come before the Meeting or any adjournment thereof.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT

NOMINEES:

•      Robert A. Barish, M. D.

•      Dennis Brown

•      Michael D. Dunham

•      Robert T. Geras

•      Anna Marie Hajek

•      R. Ian Lennox

•      Kevin E. Moley

•      Ramamritham Ramkumar

•      Kenneth D. Rardin

•      Kevin G. Quinn

•      Richard A. Reck

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:•

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:                    Please sign exactly as your name or names appear on this Proxy.  When shares are hold jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by an authorized person.

MERGE TECHNOLOGIES INCORPORATED

6737 WEST WASHINGTON STREET

SUITE 2250

MILWAUKEE, WISCONSIN 53214—5650

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas R. Newkirk and Steven M. Oreskovich, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, par value $0.01 per share (the “Common Stock”), of Merge Technologies Incorporated (the “Company”) held of record by the undersigned on November 10, 2006, at the Annual Meeting of Shareholders to be held on December 18, 2006, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder.  If no direction is made, this proxy will be voted FOR the proposals set forth herein.

(Continued and to be signed on the reverse side)